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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2003

Dividend Capital Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	333-86234 (Commission File No.)	82-0538520 (I.R.S. Employer Identification No.)

518 Seventeenth Street, Suite 1700, Denver, CO
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Item 2. Acquisition or Disposition of Assets

        Purchase of Rancho Technology Park Facility.    On October 17, 2003, Dividend Capital Trust Inc. (the "Company") purchased a one story, newly constructed distribution facility located in Rancho Cucamonga, California (the "Rancho Facility"). The Rancho Facility contains 201,493 rentable square feet and is located on approximately 9 acres of land. The purchase price for the Rancho Facility was $10,001,955, which was paid with proceeds from our public offering under a registration statement filed on April 15, 2002, as amended. The total cost of the Rancho Facility including closing costs and other expenses (including an acquisition fee of $297,795 payable to our advisor, Dividend Capital Advisors, LLC) was approximately $10,352,328. Certain escrow amounts were included in the purchase price related to the newly negotiated lease with Ozburn-Hessey Logistics, LLC totaling approximately $430,000, which mostly represent amounts to be paid for tenant finish and leasing commissions.

        The Property was purchased from Opus West Corporation (the "Seller"), an unrelated party. The purchase price was determined through negotiations between the Seller and our advisor.

        For a more complete description of this transaction, please see our press release dated October 20, 2003, a copy of which is attached hereto as Exhibit 99.1.

Item 5. Other Events and Regulation FD Disclosure

Special Meeting of Shareholders

        On October 16, 2003, the Board of Directors (the "Board") held a special meeting to vote on certain proposed amendments to the Company's articles of incorporation. The Board approved the amendments to the Company's articles of incorporation and recommended that the Company's shareholders approve such amendments. A special meeting of shareholders of the Company will be held at the corporate offices of the Company at 518 17th Street, Suite 1700 Denver, Colorado on November 21, 2003 at 10:00 a.m. local time, for the following purposes:

(1)
To approve an amendment to our articles of incorporation to:

(a)
reduce the maximum acquisition fee that may be paid to our external advisor from 3% to 1% and to add a maximum asset management fee of 0.75% per annum of the undepreciated cost of our properties;

(b)
reduce the amount that we may reimburse the advisor for organizational and offering expenses from 3% to 2% of the gross proceeds of our public offering;

(c)
reduce the amount that we may pay the dealer manager from 2.5% to 2% of the gross proceeds of our public offering, limit the amount of this fee that may be re-allowed by the dealer manager to 1.0% and reduce the maximum amount of up-front selling commissions that we may pay the dealer manager from 7% to 6% of the gross proceeds of our public offering (except that the selling commission may remain at up to 7% where the purchaser elects to pay a deferred commission); and

(d)
reduce the maximum property management fee paid to an affiliate of the external advisor from the lesser of 4.5% of our gross revenues or 0.6% of the net asset value of our properties to the lesser of 3% of our gross revenues or 0.6% of the net asset value of our properties.

(2)
To approve an amendment to our articles of incorporation that would calculate our 50% leverage restriction based on our gross assets instead of based on the value of our properties, and to eliminate the 75% leverage restriction on any individual property. "Gross Assets" shall mean the total assets of the Company, at cost, before deducting depreciation or other non-cash reserves, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"); less those assets required to by GAAP to be included in the total assets of the Company which the Company does not legally own.

(3)
To approve an amendment to our articles of incorporation that would permit the investment committee of our Board, consisting of a majority of independent directors, to approve any single property acquisition transaction of up to $25 million in total purchase price.

(4)
To transact such other business as may properly come before the meeting, or any adjournment thereof.

        The Board has fixed October 16, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting or any postponement or adjournment of the meeting.

Item 7. Financial Statements And Exhibits

        The Rancho Facility is a newly constructed facility with no operating history. As such no historical financial information is available and no financial statements or pro forma financial statements are presented.

  (c)
  Exhibits

Exhibit Number	Exhibit Title
99.1	Press release dated October 20, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
October 22, 2002	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements And Exhibits
SIGNATURES